Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE APPOINTS TRICIA GRIFFITH

TO BOARD OF DIRECTORS

Secaucus, New Jersey – October 15, 2012 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced the appointment of Ms. Tricia Griffith, 48, to the Company’s Board of Directors.

Ms. Griffith currently holds the position of Claims Group President, Progressive Insurance, where she has responsibility for the direct management of the Claims organization, overseeing 12,000 employees across the United States. Ms. Griffith joined Progressive Insurance in 1988 and held positions of increasing responsibility, including six years as Chief Human Resources Officer, prior to her appointment in 2008 as Claims Group President. She received her bachelor degree from Illinois State University.

The addition of Ms. Griffith will expand the Company’s Board of Directors from eight to nine.

“Tricia has broad-based managerial, human resources and corporate governance experience,” commented Norman Matthews, Chairman of the Board. “We are pleased to welcome her to The Children’s Place Board.”

Ms. Griffith qualifies as an independent director within the meaning of the Marketplace Rules of the Nasdaq Stock Market LLC. Ms. Griffith will serve as a Class I Director, and will stand for election at the 2013 Annual Meeting of Stockholders.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place” brand name. As of July 28, 2012, the Company operated 1,080 stores and an online store at www.childrensplace.com.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2012. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, and the uncertainty of weather patterns.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

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